Loan Agreement

                             As of September 9, 1999

                                     Between
BORROWER

EQUITY OIL COMPANY
10 West 300 South, Suite 806
Salt Lake City, Utah 84101

BANK

BANK ONE, TEXAS, N.A.
TXI 2448
1717 Main Street
Dallas, Texas  75201


         In consideration of the creation of the reducing revolving facility described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:


         1.0 Certain Definitions. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

                  "Acceptable Hedging Agreement" means a Hedging Agreement meet-ing all of the following criteria:

                           (a) the  quantity of  hydrocarbons  owned by Borrower
                  subject to Hedging Agreements shall not be greater than 75% of the monthly production of all of Borrower's proved and producing oil and gas properties, including Mortgaged Properties, forecast in Bank's most recent engineering evaluation for the period covered by the Hedging Agreement;

                           (b) the "strike  prices" under the Hedging  Agreement
                  shall not be less than the lowest prices utilized in Bank's most recent base case evaluation of the Mortgaged Properties as reported to Borrower;

                           (c) the  Hedging  Agreement  must have a maturity  of
                  eighteen (18) months or less;

                           (d) Bank must have given its  written  consent to the
                  counterparties under the Hedging Agreement; and

                           (e)  Bank  shall  have   received   first  and  prior
                  perfected security interests pursuant to security agreements in form and substance satisfactory to Bank in and to the Hedging Agreement.

                  "Affected Loans":  See Section 4.4.

                  "Affidavit of Payment of Trade Bills":  See Section 6.3.


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                  "Agreement" means this Loan Agreement and all subsequent modi-
         fications and amendments hereto.

                  "Borrowing Base":  See Section 5.0.

                  "Borrowing Request":  See Section 2.0.

                  "Business Day" means the normal banking hours during any day (other than Saturdays or Sundays or legal holidays) that banks are legally open for business in Dallas, Texas.

                  "Canadian Collateral Security Documents" mean all of the following collateral security documents executed for the purpose of creating a lien in Borrower's Mineral Interests in those Mortgaged Properties listed on Schedule I which are located in Canada: (a) Deed of Trust and Mortgage between Borrower and Montreal Trust Company of Canada ("Montreal Trust") dated March 21, 1995; (b) First Supplemental Trust Deed between Borrower and Montreal Trust dated September 9, 1999;
         (c) Demand Debenture No. 1 in the principal amount of U.S. $30,000,000 issued by Borrower dated September 9, 1999; (d) Demand Debenture No. 2. in the principal amount of U.S. $70,000,000 issued by Borrower dated as of September 9, 1999; (e) Debenture Pledge Agreement providing for the pledge of a Secured Demand Debenture in the principal amount of U.S. $30,000,000 to Bank executed by Borrower September 9, 1999; (f) Debenture Pledge Agreement providing for the pledge of a Secured Demand Debenture in the principal amount of U.S. $70,000,000 to Bank executed by Borrower as of September 9, 1999; and (g) all other debentures, debenture transfer agreements, debenture pledges, trust deeds, supplemental trust deeds, assignments, requests, receipts, registrations, and security notices executed in connection therewith.

                  "Commitment" means the obligation of Bank, subject to the terms and conditions of this Agreement to make Loans which shall not exceed at any one time outstanding the lesser of (a) $50,000,000, or
         (b) the Borrowing Base.

                  "Contested  in Good  Faith"  means,  as to any  payment,  tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Bank, provided (a) in the case of a contested tax only, a deposit of funds or other security satisfactory to Bank in the full amount of such contested tax has been provided for in a manner satisfactory to Bank, and (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner satisfactory to Bank pending the resolution of such contest.

                  "Current Assets" mean the total of Borrower's consolidated current assets determined in accordance with GAAP, including the undrawn amount available to be borrowed under this Agreement, and excluding intercompany receivables due from affiliates.

                  "Current Liabilities" mean the total of Borrower's consolidated current obligations as determined in accordance with GAAP, excluding therefrom (i) current maturities due on the Obligations, and
         (ii) intercompany payables due to affiliates.

                  "Determination Date":  See Section 5.1.

                  "EBITDA" means, as of the last day of any fiscal quarter for the period of four consecutive fiscal quarters ending on such day, Net Income for such period, (i) plus, without duplication and to the extent deducted from revenues in determining Net Income, the sum of (a) Interest Expense for such period, (b) the aggregate amount of Letter of Credit fees paid during


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         such period,  (c) the  aggregate  amount of income tax expense for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) exploration costs, and (f) expenditures relating
         to  Symskaya   Exploration,   Inc.,  to  the  extent  included  in  the
         computation of Net Income.

                  "Engineered Value":  see Section 10.3.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms "Commonly Controlled Entity," "Multiemployer Plan," "PBGC," "Plan," "Prohibited Transaction," and "Reportable Event" have the same meanings as provided therefor in ERISA.

                  "Eurocurrency Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

                  "Eurodollar Business Day" means a Business Day on which dealings in U.S. Dollar deposits are carried on in the Eurodollar market.

                  "Eurodollar Interest Period" means, with respect to any Euro-dollar Loan:

                           (i) initially, the period commencing on the date such
                  Eurodollar Loan is made and ending on the numerically corresponding day in the calendar month that is one month, two months or three months thereafter, as selected by Borrower, and

                           (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one month, two months or three months thereafter, as selected by Borrower;

         provided, however, that (A) if any Eurodollar Interest Period would otherwise expire on a day that is not a Eurodollar Business Day, such Interest Period shall expire on the next succeeding Eurodollar Business Day, and (B) any Eurodollar Interest Period that commences on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurodollar Interest Period) shall end on the last Eurodollar Business Day of the last calendar month of such Eurodollar Interest Period, and (C) any Eurodollar Interest Period that would otherwise expire after the Maturity Date shall end on the Maturity Date.

                  "Eurodollar Loan" means any Loan that bears interest at the Eurodollar Rate.

                  "Eurodollar Margin" means one of the following:

                           (i) two and  one-quarter  percent  (2.25%) per annum,
                  whenever the Principal Debt is equal to or greater than 75% of the Commitment in effect at the time in question;


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                           (ii) two  percent  (2.00%)  per annum,  whenever  the
                  Principal Debt is equal to or greater than 50%, but less than 75%, of the Commitment in effect at the time in question; or

                           (iii) one and three-quarter percent (1.75%) per annum, whenever the Principal Debt is less than 50% of the Commitment in effect at the time in question.

                  "Eurodollar Rate" means, with respect to each Eurodollar Loan, a rate per annum (rounded upward, if necessary, to the nearest 1/10 of 1%) determined by Bank as follows:

                           Interbank Market Rate          +  Eurodollar Margin
                   -----------------------------------
                   1 - Eurocurrency Reserve Requirement

                  "Event of Default":  See Section 11.0.

                  "Funding Date":  See Section 7.0.

                  "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes approved by Borrower's independent public accountant) with the most recent financial statements of Borrower delivered to Bank.

                  "Hazardous Materials" include all materials defined as hazardous materials or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

                  "Hedging Agreement" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, forward transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

                  "Incremental Portion" means any amount which is $1,000,000 or greater.

                  "Interbank Market Rate" means, for any Eurodollar Loan for the relevant Eurodollar Interest Period therefor, the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Eurodollar Interest Period, for a term comparable to such Eurodollar Interest Period. If for any reason such rate is not available, the term "Interbank Market Rate" shall mean, for any Eurodollar Loan for any Eurodollar Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen FRBD as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two
         (2) Eurodollar Business Days prior to the first day of such Eurodollar Interest Period for a term comparable to such Eurodollar Interest Period; provided however, if more than one rate is specified on Reuters Screen FRBD, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100th of 1%).

                  "Interest Coverage Ratio" means the ratio of (a) EBITDA minus Permitted Symskaya Investments beginning after January 1, 2000, and minus the greater of:

                             (i) $210,000, or

                            (ii) the actual amount of fixed exploration overhead
                  as determined by Borrower,

         in each case for the fiscal quarter ending as of the last day of the fiscal quarter for which the Interest Coverage Ratio is being calculated, to (b) Interest Expense, as of the last day of the fiscal quarter for which the Interest Coverage Ratio is being calculated, for the period of four consecutive fiscal quarters ending on such day.

                  "Interest   Expense"  means,  for  any  period,  the  interest
         expense, both expensed and capitalized (including the interest component in respect of capital lease obligations), accrued or paid by Borrower during such period, and Letter of Credit fees paid by Borrower during such period, determined on a consolidated basis in accordance with GAAP.

                  "Interest Period" means any Prime Rate Interest Period or Eurodollar Interest Period, as is applicable.

                  "Letter of Credit":  See Section 2.6.

                  "Loan":  See Section 2.0.

                  "Loan Documents" means this Agreement, the Note, the Oil and Gas Mortgages, the UCC-1 financing statements, the Property Certificates, the Affidavit of Payment of Trade Bills, the Officer's Certificate, the Section 26.02 Notice, the Canadian Collateral Security Documents, and all other documents, instruments, guarantees, security agreements, deeds of trust, pledge agreements, certificates and agreements executed and/or delivered by Borrower, or any guarantor or third party in connection with any Loan.

                  "Maturity Date" means September 9, 2002.

                  "Maximum Rate" means the lesser of Prime Rate plus 4% from time to time and in effect on the date for which a determination of interest accrued hereunder is made, or the maximum rate permitted by applicable law.

                  "Midland" means HSBC Investment Bank plc, which is the successor in interest to Midland Bank plc, New York Branch.

                  "Mineral Interests" means (a) all present and future interests and estates existing under an oil and gas lease including without limitation working interests, royalties, over-riding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.

                  "Monthly Reduction Amount": See Section 5.5.

                  "Mortgaged Properties" means all present and future Mineral Interests of Borrower in those oil and gas properties described on
         Schedule I and in all other properties in which Borrower hereafter grants to Bank a mortgage or lien.

                  "Net Income" means, for any period, net income or loss (after income taxes) of Borrower for such period determined on a consolidated basis in accordance with GAAP, provided, there shall be excluded (a) extraordinary gains, (b) gains due to sale or writeup of assets, (c) earnings of any entity newly acquired, if earned prior to acquisition,
         (d) gains due to acquisitions of any securities of any entity, (e) all other non-cash revenue and charges, and (f) gains or losses from sale of assets.

                  "No  Cure  Period  Covenants"  mean  any  term,   covenant  or
         agreement set forth in Section 5.5, Section 5.6, Sections 8.1 through 8.4, Sections 9.1 through 9.16, Section 14.0 and Section 15.8 hereof.

                  "Note" means that certain promissory note made by Borrower payable to the order of Bank in the original principal sum of $50,000,000 dated September 9, 1999, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

                  "Obligations" means the obligations of Borrower:

                           (a) to  pay  all  indebtedness  arising  out of  this
                  Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such indebtedness or any part thereof or any such future advances;

                           (b) to pay the  principal of and interest on the Note
                  in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of such Note or any part thereof, and any future advances made pursuant thereto;

                           (c) to  repay to Bank all  amounts  advanced  by Bank
                  hereunder or under the other Loan Documents on behalf of Borrower, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral;

                           (d) to pay any and all other indebtedness of Borrower
                  to Bank of every kind, nature and description, direct or indirect, primary or secondary, secured or unsecured (including overdrafts), joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how it may be evidenced, including without limitation all future advances, whether or not presently contemplated by the parties hereto;

                           (e) to pay  any and all  obligations,  contingent  or
                  otherwise, whether now existing or hereafter arising of Borrower to Bank arising under or in connection with any Hedging Agreement which Borrower may have with Bank, or any affiliate of Bank;

                           (f) to perform fully all of the terms and  provisions
                  of each of the  instruments  constituting  the Loan Documents;
                  and

                           (g) to reimburse  Bank, on demand,  for all of Bank's
                  expenses and costs, which Borrower is obligated to pay pursuant to the terms of the Loan Documents.

                  "Officer's Certificate": See Section 6.7.

                  "Oil and Gas Mortgage":  See Section 2.4.

                  "Other Taxes":  See Section 4.6.

                  "Permitted Liens" mean (a) liens in favor of Bank, and liens in favor of the Canadian trustee under the Canadian Collateral Security Documents, (b) liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable, (c) liens of mechanics, materialmen, warehousemen, carriers, operators and other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (d) landlord's liens for rentals not yet due and payable, (e) royalties, overriding royalties, reversionary interests, production payments and similar burdens, (f) sales contracts or other arrangements for the sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (e) immediately preceding) deprive Borrower of any material right in respect of Borrower's assets or properties, (g) liens permitted by the Oil and Gas Mortgages, and (h) purchase-money mortgages, liens or security interests on any property hereafter acquired.

                  "Permitted Symskaya Investments" mean investments in, or capital expenditures or distributions of any nature to, Symskaya Exploration, Inc., which may be made by Borrower subject to the following limitations:

                           (a) no such payments may be made at any time an Event
                  of Default then exists or will occur as the result of such payment; and

                           (b) the  aggregate  amount  of such  payments  in any
                  fiscal year may not exceed $200,000, without prior written consent of Bank.

                  "Plan" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an "employer" as defined in ERISA.

                  "Potential Default" means any condition, event or act, which with the giving of notice or the lapse of time, or both, will constitute an Event of Default hereunder.

                  "Prime Rate" means the variable rate of interest per annum established from time to time by Bank as its Prime Rate (which rate of interest may or may not be the lowest rate or best charged by Bank on similar loans, and Bank may make various commercial or other loans at rates of interest having no relationship to such rate). Each change in the Prime Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Prime Rate.

                  "Prime Rate Interest Period" means, with respect to any Prime Rate Loan, the period ending on the last day of each month; provided, however, that (i) if any Prime Rate Interest Period would end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, and (ii) if any Prime Rate Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

                  "Prime Rate Loan" means any Loan that bears interest at the Prime Rate.

                  "Principal Debt":  See Section 2.2.

                  "Property Certificates":  See Section 6.4.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

                  "Reserve Report" means a report in form and substance satisfactory to Bank prepared by Borrower's in-house engineers and audited by an independent petroleum consulting firm acceptable to Bank evaluating the oil and gas reserves attributable to the Mineral Interests of Borrower in all of its oil and gas properties as of each January 1 and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers' opinions with respect to the total volume of reserves (the "available reserves") of hydrocarbons (using the terms or categories "proved developed producing reserves," "proved developed nonproducing reserves" and "proved undeveloped reserves") which Borrower has advised such engineers that the Borrower has the right to produce for its own account, (c) set forth such engineers' opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Bank, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers' opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Bank with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

                  "Section 26.02 Notice":  See Section 6.8.

                  "Tangible Net Worth" means the sum of the excess of total assets over total liabilities, total assets and total liabilities each being determined on a consolidated basis in accordance with GAAP consistent with those applied in the preparation of the financial statements previously furnished to Bank, excluding however, from the determination of total assets all assets which would be classified as intangible assets under tax basis principles, including without limitation, good will, patents, trademarks, trade names, copyrights, and franchises.

                  "Year 2000 Problem":  See Section 10.14.

         2.0 Loan. Bank agrees, subject to the terms and conditions hereof, to lend Borrower at any time and from time to time on or before the Maturity Date sums (each herein called a "Loan" and collectively the "Loans") which may be repaid and reborrowed pursuant to the terms hereof and which shall not exceed at any one time outstanding the amount of the Commitment. Whenever Borrower desires a Loan hereunder, Borrower shall give Bank notice in the form of Exhibit "A" attached hereto (a "Borrowing Request") specifying (a) the date (which shall be a Business Day in the case of a Prime Rate Loan or a Eurodollar Business Day in the case of a Eurodollar Loan) of the proposed borrowing, (b) the amount to be borrowed, (c) the portion of the borrowing constituting a Prime Rate Loan and/or a Eurodollar Loan (which Eurodollar Loan may only be in Incremental Portions), and (d) if any portion of the proposed borrowing constitutes a Eurodollar Loan, the initial Eurodollar Interest Period selected by Borrower (one month, two months or three months). Such notice shall be given by 10 a.m. (Dallas, Texas time) on the date of the proposed borrowing in the case of a Prime Rate Loan, and by 10 a.m. (Dallas, Texas time) two (2) Business Days prior to the date of the proposed borrowing in the case of a Eurodollar Loan. The notice required may be given telephonically by Borrower to Bank, but upon giving such telephonic notice Borrower shall immediately thereafter provide Bank with the written notice attached hereto as Exhibit "A". All notices given under this Section 2.0 shall be irrevocable. Not later than 12 noon (Dallas, Texas time) on the date of the proposed borrowing and upon fulfillment of all other conditions required by this Agreement, Bank will make such Loan available to Borrower by crediting the amount thereof to Borrower's account with Bank or otherwise disbursing it as Borrower shall request in writing. No Loans may be obtained after the Maturity Date.

                  2.1 Use of Proceeds.  The proceeds of Loans may be used solely
         (a) for refinancing of existing indebtedness, (b) for the acquisition and development of oil and gas properties, (c) for general corporate purposes, including exploration, and (d) for the issuance of Letters of Credit.

                  2.2 Promissory Note. The obligation of Borrower to repay the aggregate principal balance of all Loans hereunder outstanding at any one time (the "Principal Debt") shall be evidenced by the Note which
         (a) shall be payable on or before the Maturity Date for the amount of

         $50,000,000, or the Principal Debt then outstanding, whichever is less,
         (b) bear interest from the date thereof until paid in the manner provided in Section 3.0 hereof, (c) be entitled to the benefits of this Agreement in the security provided for herein, and (d) be in such form as is acceptable to Bank.

                  2.3 Amortization. Interest on the unpaid principal balance of the Note shall be due and payable as provided in Section 3.0 hereof. The Principal Debt then outstanding, plus accrued but unpaid interest then outstanding, plus accrued but unpaid interest to the date of payment, shall be due and payable on the Maturity Date. In addition, principal payments may be required from to time in accordance with the Borrowing Base reduction schedule set forth in Section 5.5 hereof.

                  2.4 Collateral. The payment and performance of the Note and all of the other Obligations hereunder and under the Loan Documents shall be secured by a first and superior lien against the entire Mineral Interest of Borrower in the Mortgaged Properties pursuant to the terms of one or more deeds of trust (each an "Oil and Gas Mortgage"), which shall be in form and substance satisfactory to Bank.

                  2.5 Unused Commitment Fee. Borrower agrees to pay Bank an unused commitment fee for the period commencing with the date of this Agreement to the Maturity Date, computed at the rate of one-half of one percent (0.50%) per annum on the average daily unused portion of the Commitment. The phrase "unused portion of the Commitment" as used in the preceding sentence means the difference between (a) the Commitment, and (b) the Principal Debt. The commitment fee shall be payable upon receipt of billing from Bank.

                  2.6 Letter of Credit Subfeature. As a subfeature under the revolving credit facility created by this Agreement, Bank may from time to time up to and including seven days prior to the Maturity Date, issue Letters of Credit for the account of Borrower (each a "Letter of Credit" and collectively, the "Letters of Credit"); provided however that (a) the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion, and (b) the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $1,000,000. No Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which Bank has not been reimbursed shall be reserved under the revolving credit facility and shall not be available for Loans thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed a Loan and shall be repaid in accordance with the terms of this Agreement; provided however, that if a Loan is not available for any reason whatsoever at the time any draft is paid by Bank, or, if Loans are not then available in such amount due to any limitation on borrowing set forth in this Agreement, then the full amount of such draft shall immediately be due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Loans under the Note. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit Borrower's deposit account with Bank for the amount of such draft. Borrower shall pay Bank commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to the greater of (i) two percent (2%) per annum on the maximum face amount of the Letter of Credit, or (ii) $400. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding. Borrower shall pay Bank a $60 amendment fee for the amendment of any Letter of Credit which is payable at the time of amendment.

         3.0 Interest Rates. The interest rate options available to Borrower for Revolving Loans hereunder shall be for Prime Rate Loans and for Eurodollar Loans. No more than four (4) different Eurodollar Loans and one Prime Rate Loan may be outstanding at any one time, unless otherwise agreed.

                  3.1 Prime Rate Loans. Borrower agrees to pay interest (calculated on the basis of the actual days elapsed in a year consisting of 360 days) with respect to the unpaid principal amount of each Prime Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise) at a varying rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Prime Rate. The interest in respect of each Prime Rate Loan shall be payable on the last day of each Prime Rate Interest Period.

                  3.2 Eurodollar Loans. Borrower agrees to pay interest (calculated on the basis of actual days elapsed in a year consisting of 360 days) with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Eurodollar Rate applicable to such Eurodollar Loan. Subject to the provisions of this Agreement as to prepayment, interest with respect to each Eurodollar Loan shall be payable on the last day of each Eurodollar Interest Period. Subject to the provisions of this Agreement as to prepayment, the principal of each Eurodollar Loan shall be paid or renewed on the last day of each applicable Eurodollar Interest Period or shall automatically be converted to a Prime Rate Loan on the last day of such Eurodollar Interest Period as hereinafter provided. If no Event of Default exists and Borrower desires to renew such Eurodollar Loan and the amount thereof is at least an Incremental Portion, Borrower shall deliver the notice required in Section 2.0 hereof and designate whether the Eurodollar Interest Period to commence on the expiration date of the prior Eurodollar Interest Period shall be a one month, two month or three month period. If Bank has not received timely permissible notice of designation of such Eurodollar Interest Period as herein provided, Borrower shall be deemed to have elected to convert such maturing Eurodollar Loan to a Prime Rate Loan.

                  3.3 Interest Rate Determination. Bank shall determine each interest rate applicable hereunder and shall give prompt notice to Borrower of each rate of interest so determined.

                  3.4 Conversion Option: Prime Rate Loans to Eurodollar Loans. Borrower may convert its Prime Rate Loans to Eurodollar Loans by giving Bank irrevocable written notice of such election at least two (2) Eurodollar Business Days prior to the proposed conversion date. The notice of conversion to a Eurodollar Loan shall include (1) the amount of the Prime Rate Loan to be converted (which must be converted in Incremental Portions), and (2) the duration of the Eurodollar Interest Period selected (one month, two months or three months). If no Event of Default exists hereunder, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Eurodollar Business Day, on the next succeeding Eurodollar Business Day, but if an Event of Default exists hereunder, no conversion may occur.

                  3.5 Conversion Option: Eurodollar Loans to Prime Rate Loans. Borrower may convert all or any part of its Eurodollar Loans to Prime Rate Loans by giving Bank irrevocable written notice of such election prior to 10 a.m. (Dallas, Texas time) on the conversion date, if such conversion date is the last day of a Eurodollar Interest Period with respect thereto, or at least two (2) Eurodollar Business Days prior written notice if the conversion date is a day other than the last day of the Eurodollar Interest Period with respect thereto. Such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. A conversion of a Eurodollar Loan to a Prime Rate Loan on a day other than the last day of the Eurodollar Interest Period for the Eurodollar Loan in question shall constitute a prepayment which may require the payment of the breakage fee described in Section 4.6 hereof. All conversion notices given hereunder shall be irrevocable.

                  3.6 Prepayment of Loans. Borrower may at any time and from time to time prepay any Prime Rate Loan, in whole or in part without premium or penalty. Borrower may at any time and from time to time prepay any Eurodollar Loan in whole or in part, without premium or penalty except as provided in Section 4.6 hereof, provided that Borrower first complies with the conditions hereinafter set forth. Borrower shall give Bank at least two (2) Eurodollar Business Days prior written notice of
         (i) its intent to prepay a Eurodollar Loan, (ii) the amount of principal which will be prepaid, and (iii) the date on which the prepayment will be made. Each prepayment of principal of a Eurodollar Loan shall be in a minimum amount of $100,000 (or the aggregate principal amount outstanding, if less) plus accrued interest thereon to the date of prepayment. Borrower may also be required to pay Bank the breakage fee described in Section 4.6 hereof because such payment is made on a date other than the last day of the applicable Eurodollar Interest Period.

                  3.7 Interest Act (Canada). The parties acknowledge that some of the Mortgaged Properties are located in Canada. For purposes of the Interest Act (Canada), the annual rates of interest applicable to Prime Rate Loans and Eurodollar Loans, respectively, are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 360.

         4.0 Change of Circumstances. The following provisions shall apply to all Eurodollar Loans under this Agreement.

                  4.1 Increased Cost and Reduced Return. (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                           (i) shall  subject  Bank to any tax,  duty,  or other
                  charge with respect to any Eurodollar Loan, the Note, or Bank's obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to Bank under this Agreement or the Note in respect of any Eurodollar Loan (other than taxes imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office or its applicable lending office);

                           (ii) shall impose,  modify,  or deem  applicable  any
                  reserve, special deposit, assessment, or similar requirement (other than the Eurocurrency Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Bank, including the commitment of Bank hereunder; or

                           (iii) shall impose on Bank or on the London interbank
                  market any other condition affecting this Agreement or the Note or any of such extensions of credit or liabilities or commitments;

         and the result of any of the foregoing is to increase the cost to Bank of making, converting into, continuing, or maintaining any Eurodollar Loan or to reduce any sum received or receivable by Bank under this Agreement or the Note with respect to any Eurodollar Loan, then Borrower shall pay to Bank on demand such amount or amounts as will compensate Bank for such increased cost or reduction. If Bank requests compensation by Borrower under this Section 4.1, Borrower may, by notice to Bank, suspend the obligation of Bank to make or continue Eurodollar Loans or to convert Prime Rate Loans into Eurodollar Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that such suspension shall not affect the right of Bank to receive the compensation so requested.

                  (b) If, after the date hereof, Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of Bank's obligations hereunder to a level below that which Bank or corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

                  (c) Bank shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to it. Bank shall furnish to Borrower a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

                  (d) The obligations of Borrower under this Section 4.1 shall survive termination of this Agreement and payment in full of the Note for a period of two (2) years thereafter.

                  4.2 Limitation on Eurodollar Loans. If on or prior to the first day of any Eurodollar Interest Period for any Eurodollar Loan:

                           (i) Bank  determines  (which  determination  shall be
                  conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Interest Period (based upon factors which affect all of Bank's customers engaging in Eurodollar transactions); or

                           (ii) Bank determines  (which  determination  shall be
                  conclusive) that the Eurodollar Rate will not adequately and fairly reflect the cost to the Banks of funding Eurodollar Loans for such Eurodollar Interest Period (based upon factors which affect all of Bank's customers engaging in Eurodollar transactions);

         then Bank shall give Borrower prompt notice thereof specifying the relevant amounts or periods as is applicable, and so long as such condition remains in effect, Bank shall be under no obligation to make additional Eurodollar Loans, continue Eurodollar Loans, or to convert Prime Rate Loans into Eurodollar Loans, and Borrower shall, on the last day(s) of the then current Eurodollar Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or convert such Eurodollar Loans into Prime Rate Loans in accordance with the terms of this Agreement.

                  4.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Bank to maintain, or fund Eurodollar Loans hereunder, then Bank shall, promptly notify Borrower thereof and Bank's obligation to make or continue Eurodollar Loans and to convert Prime Rate Loans into Eurodollar Loans shall be suspended until such time as Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 4.4 shall be applicable).

                  4.4 Treatment of Affected Loans. If the obligation of Bank to make Eurodollar Loans or to continue Eurodollar Loans or to convert Prime Rate Loans into Eurodollar Loans shall be suspended pursuant to Section 4.1 or Section 4.3 hereof (the "Affected Loans"), the Affected Loans shall be automatically converted into Prime Rate Loans on the last day(s) of the then current Eurodollar Interest Period(s) for Affected Loans (or, in the case of a conversion required by Section 4.3 hereof, on such earlier date as Bank may specify to Borrower) and, unless and until Bank gives notice as provided below that the circumstances specified in Section 4.1 or
         Section 4.3 hereof that gave rise to such conversion no longer exist:

                           (i) to the extent that the  Affected  Loans have been
                  so converted, all payments and prepayments of principal that would otherwise be applied to the Affected Loans shall be applied instead to Prime Rate Loans; and

                           (ii) all Loans that would otherwise be made or continued by Bank as Eurodollar Loans shall be made or continued instead as Prime Rate Loans, and all Loans of Bank that would otherwise be converted into Eurodollar Loans shall be converted instead into (or shall remain as) Prime Rate Loans.

                  4.5 Taxes. (a) Any and all payments by Borrower to or for the account of Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Bank taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank (or its applicable lending office) is organized or any political subdivision thereof (all such non- excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Bank (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof. The obligations of Borrower under this Section 4.5 shall survive termination of this Agreement and payment in full of the Note for a period of two (2) years thereafter.

                  4.6 Compensation. Upon the request of Bank, Borrower shall pay to Bank such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

                           (i) any payment, prepayment, or conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 11.0) on a date other than the last day of the Eurodollar Interest Period for such Eurodollar Loan; or

                           (ii) any failure by Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 7.0 to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Loan on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or conversion under this Agreement.

                  (a) In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                  (b) The Borrower agrees to indemnify Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                  (c) If the Borrower is required to pay additional amounts to or for the account of Bank pursuant to this Section 4.6, then Bank will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of Bank, is not otherwise disadvantageous to Bank.

                  (d) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing such payment.

                  (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.6 shall survive the termination of the Commitment and the payment in full of the Note for a period of two (2) years thereafter.

         5.0 Borrowing Base. The term "Borrowing Base" means, as of the date of determination thereof, an amount as determined by Bank in its discretion in accordance with then-current practices, economic and pricing parameters, and customary procedures and standards established by Bank from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of Borrower in all of its oil and gas properties, including the Mortgaged Properties, as is provided to Bank in accordance herewith, and (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of Borrower and its affiliates and such other credit factors consistently applied as Bank customarily considers in evaluating similar oil and gas credits. The Borrowing Base shall initially be $17,000,000.

                  5.1 Periodic Determinations of Borrowing Base. The Borrowing Base shall be redetermined by Bank as of November 1 and May 1 of each year (each a "Determination Date") until maturity, commencing November 1, 1999. The Borrowing Base, as redetermined, shall remain in effect until the next Determination Date, provided the Borrowing Base may be redetermined between Determination Dates in accordance with Section 5.3 hereof.

                  5.2 Engineering Data to be Provided Prior to Scheduled Determination Dates.

                  (a) On or before March 15 of each year for the Determination Date of May 1, Borrower shall deliver to Bank a Reserve Report and the other data specified in Section 8.4 hereof. Bank shall then determine the Borrowing Base for the six (6) month period commencing May 1.

                  (b) On or before September 15 of each year for the Determination Date of November 1 (commencing on September 15, 1999, for the Determination Date of November 1, 1999), Borrower shall deliver to Bank such information, reports and data pertaining to Mineral Interests of Borrower in all of its oil and gas properties, including those oil and gas properties which constitute the Mortgaged Properties, as Bank may reasonably request. Such information shall (i) set forth the historical production data of the oil and gas reserves included in such properties, (ii) set forth for each property prices received for production, lease operating expenses, capital expenditures, gross revenues, net revenues, taxes and such other information as Bank may deem necessary or appropriate, (iii) set forth for each property any changes since the date of most recent Reserve Report, if any, in its working interest or net revenue interest therein, and (iv) be accompanied by a certification of Borrower to the effect that no material adverse changes have occurred since the date of the last Reserve Report except those which have previously been disclosed to Bank in writing. Bank shall then determine the Borrowing Base for the next six (6) month period.

                  (c) On March 15 and September 15 of each year,  Borrower shall
         pay  Bank  an  engineering   fee  of  $5,000  for  the  next  following
         determination of the Borrowing Base pursuant hereto.

                  5.3 Special Determinations of Borrowing Base. Special determinations of the Borrowing Base may be requested by Borrower or by Bank at any time during the term hereof. If any special determination is requested by Borrower, it shall be accompanied by engineering data described in Section 5.2(b) and a $5,000 fee deposit for Bank's engineering fees (which shall be in addition to the engineering fee described in Section 5.2(c) hereof). If any special determination is requested by Bank, Borrower will provide Bank with the information specified in Section 5.2(b) hereof as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base shall then be made by Bank in its sole discretion in accordance with the standards set forth in Section 5.0 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Bank in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

                  5.4 Borrowing Base Deficiency. If by reason of any adjustment to the Borrowing Base, the Principal Debt then outstanding exceeds the amount of the Borrowing Base, then Bank shall notify Borrower of the same, and Borrower shall within thirty (30) days following receipt of such notice elect whether to (i) prepay an amount which will reduce the Principal Debt to the amount of the Borrowing Base, or (ii) execute and deliver to Bank instruments mortgaging such other collateral as is acceptable to Bank, pursuant to security documents acceptable to Bank having present values which, in the opinion of Bank, based upon Bank's evaluation of the engineering data provided it, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the Principal Debt then outstanding, or (iii) do any combination of the foregoing as is acceptable to Bank. If Borrower so elects to mortgage additional oil and gas properties, then clause (ii) above shall be accomplished within forty-five (45) days from Bank's date of notification. If Borrower fails to make an election among clauses (i) through (iii) above within thirty (30) days from Bank's notification, then Borrower shall be deemed to have selected the payment option specified in clause (i) thereof.

                  5.5 Monthly Borrowing Base Reduction. The Borrowing Base in effect from time to time shall reduce automatically each month in the amount (the "Monthly Reduction Amount") determined in accordance with this Section. Initially, the Monthly Reduction Amount shall be zero. Upon any determination of the Borrowing Base, Bank reserves the right to revise the Monthly Reduction Amount as it deems appropriate in accordance with then current practices, customary procedures and standards used by Bank for its petroleum customers generally. If Bank establishes a Monthly Reduction Amount, the reduction shall occur automatically on the first day of each month commencing on the first day of the month next following the Determination Date for which the Monthly Reduction Amount was established. If by reason of the reduction of the Borrowing Base pursuant to this Section 5.5 the Principal Debt then outstanding exceeds the Borrowing Base as reduced, then Borrower shall promptly pay an amount which will reduce the Principal Debt then outstanding to an amount equal to or less than the Borrowing Base as so reduced.

                  5.6 Borrowing Base Increase Fee. A fee shall be paid for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base. The amount of each such fee shall be one-half of one percent (0.50%) of the incremental increase. There shall be no obligation imposed upon Borrower to accept an increase of the Borrowing Base proposed by Bank. However, if Borrower accepts the increase in the Borrowing Base, the fee shall be due and payable immediately and without regard as to whether Borrower ever borrows the increased amount available under such new Borrowing Base. Determinations of when a fee is due shall be made by Bank and shall be conclusive and binding on the parties absent manifest error.

         6.0 Conditions Precedent to Closing. The obligations of Bank as set forth herein are subject to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions:

                  6.1 Loan Origination Fee. Borrower shall have paid Bank a loan origination fee of $127,500.

                  6.2 Effectiveness of Loan Documents. Each of the Loan Documents shall be in full force and effect.

                  6.3 Affidavit of Payment of Trade Bills. Borrower shall have delivered to Bank an affidavit in the form of Exhibit C attached hereto (the "Affidavit of Payment of Trade Bills") containing the information as provided therein, which shall be satisfactory to Bank.

                  6.4 Property Certificates. Borrower shall have delivered to Bank certificates (whether one or more, the "Property Certificates") for each producing oil and gas lease, well or unit, as appropriate, relating to the oil and gas properties described in an Oil and Gas Mortgage, which Property Certificates shall be in the form of Exhibit D attached hereto containing the information as provided therein, which shall be satisfactory to Bank.

                  6.5 Title. Borrower shall have delivered to Bank title opinions and other title information and data acceptable to Bank, covering not less than 90% of the Engineered Value of the Mortgaged Properties, reflecting title to the Mineral Interests of Borrower in the Mortgaged Properties which is acceptable to Bank.

                  6.6 Credit Opinion. There shall have been delivered a favorable credit opinion of Messrs. Gustin & Christian, counsel for Borrower, covering those matters described in Sections 10.5, 10.6, 10.7 and 10.9 hereof, as well as such other matters incident to the Loan Documents, if any, as Bank may reasonably request.

                  6.7 Documentation and Proceedings. Borrower shall have delivered a certificate (the "Officer's Certificate") having attached thereto resolutions of its board of directors authorizing its execution, delivery and performance of the Loan Documents to which it is a party.

                  6.8 Section 26.02 Notice. Borrower shall have executed a notice in compliance with the provisions of Section 26.02 of the Texas Business and Commerce Code (the "Section 26.02 Notice").

                  6.9 Payoff of Prior Lender. Bank shall have received satisfactory evidence of (a) the amount necessary to payoff all indebtedness of Borrower to Midland, and (b) upon such payoff, Midland will execute and deliver to Bank endorsements and assignments of Borrower's indebtedness to Midland and Midland's lien against the Mortgaged Properties as are acceptable to Bank.

                  6.10 Representations and Warranties. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

                  6.11 Expenses. Borrower shall have paid all reasonable expenses of Bank in connection with the preparation of the Loan Documents and the making of the Loan, including but not limited to, the fees and expenses of counsel for Bank.

         7.0 Conditions Precedent to Subsequent Loans. The obligation of Bank to make subsequent Loans to Borrower is subject, at the time of the funding of each such Loan (the "Funding Date"), to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions:

                  7.1 Borrowing Request. Borrower shall have delivered to Bank, within the time frame specified in Section 2.0 hereof, a Borrowing Request appropriately completed in compliance herewith.

                  7.2 Availability of Commitment. The then Principal Debt plus the amount of the requested Loan shall be equal to or less than the Commitment then in effect.

                  7.3 Expenses. Borrower shall have paid all reasonable expenses of Bank in connection with the making of the Loan.

                  7.4 Representations and Warranties. All representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as though such representations and warranties have been made on and as of the Funding Date.

                  7.5 No Default. There shall exist no Event of Default or Potential Default hereunder.

                  7.6 Change in Condition. No material adverse change in condition (financial or otherwise) of Borrower or any other event shall have occurred which creates a possibility of materially adversely effecting (a) the condition (financial or otherwise) of Borrower (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of Borrower to meet and carry out its obligations under the Loan Documents or perform the transactions contemplated hereby or thereby.

         8.0 Affirmative Covenants. Until full payment and performance of all Obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

                  8.1 Financial Statements and Other Information. Deliver or cause to be delivered to Bank (a) quarterly consolidated and consolidating financial statements of Borrower within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, and annual audited consolidated and consolidating financial statements of Borrower within ninety (90) days after the end of each fiscal year, in each instance to include a balance sheet, an income statement, a cash flow statement and such other financial statements and supporting schedules or documentation required by Bank, prepared in accordance with generally accepted accounting principles consistently applied and presented in a format acceptable to Bank, by an independent accounting firm acceptable to Bank, and (b) such additional information, reports and statements with respect to the business operations and financial condition of Borrower as Bank may reasonably request from time to time, and (c) within ninety (90) days after the end of each fiscal year, and within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, a compliance certificate in the form of Exhibit B attached hereto and (d) within fifteen (15) days after the filing thereof, copies of any report, proxy statement, financial statement, or other filing made by such borrower with the Securities and Exchange Commission, any state securities agency, or any national stock exchange or quotation service, and promptly upon receipt thereof, copies of any notices received from the Securities and Exchange Commission or any state securities agency relating to any order, rule, statute, or other laws or information that could have a material adverse effect upon the financial condition, properties, or operations of Borrower.

                  8.2 Adverse Conditions or Events. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect the financial condition or operations of Borrower, the collateral from time to time securing the Loan, or Bank's rights under the Loan Documents, or the rights of the Canadian trustee under the Canadian Collateral Security Documents,
         (ii) any litigation filed by or against Borrower in which the amount in controversy exceeds $50,000, (iii) the occurrence of any Event of Default, or of any Potential Default, or the failure of Borrower to observe any of its undertakings hereunder or under any of the other Loan Documents, (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000, (v) any actual, proposed or threatened testing or other investigation of a material nature by any governmental authority or other person or entity concerning the environmental condition of, or relating to, any of the Mortgaged Properties which is of a material nature or the release of a material quantity of Hazardous Materials by or from, affecting or related to any of the Mortgaged Properties (except such releases as are made in accordance with applicable environmental laws), and (vi) any circumstances that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA, and the receipt of any notice to Borrower or any Commonly Controlled Entity that the PBGC intends to terminate a Plan, and the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to Borrower or any Commonly Controlled Entity.

                  8.3 Monthly Production Reports. Within thirty (30) days of request from Bank, deliver to Bank internally prepared production reports showing on a monthly basis for each month covered by Bank's request all production of oil, gas and other hydrocarbons therefrom during the subject month, all proceeds received during the subject month from the sale of production from such properties, all expenses incurred during the subject month attributed to such properties, a description of all material operations conducted on such properties since the last monthly report and such other information as Bank may reasonably request.

                  8.4 Reserve Report. Deliver to Bank on or before March 15 of each year (i) a Reserve Report, and (ii) a schedule comparing the net revenue interests of each well or lease of the Mortgaged Properties as reflected in each Oil and Gas Mortgage after giving effect to all encumbrances listed thereon, to the net revenue interests for such properties reflected in the Reserve Report along with an explanation as to any material discrepancies between the two net revenue interest disclosures.

                  8.5 Engineering Expenses. Pay all engineering expenses incurred by Bank (a) for a special determination of the Borrowing Base requested by Borrower pursuant to Section 5.3 hereof, and (b) should Bank engage an engineer in connection with Bank's administration of the credit facility evidenced by this Agreement following the occurrence of an Event of Default hereunder.

                  8.6 Taxes and Other Obligations. Pay all of Borrower's taxes, assessments and other obligations, including, but not limited to taxes and assessments and lawful claims which, if unpaid, might by law become a lien against the assets of Borrower, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

                  8.7 Insurance. Keep its properties of an insurable nature insured at all times against such risks and to the extent that like properties are customarily insured by other companies engaged in the same or similar businesses similarly situated, maintain insurance of the types and in the coverage amounts and with reasonable deductibles as are usual and customary.

                  8.8 Compliance with Laws. Comply in all material respects with all applicable laws (including environmental laws), rules, regulations and orders of any governmental authority.

                  8.9 Compliance with Agreements. Comply in all respects with all existing and future agreements, indentures, mortgages, or documents which are binding upon it or affect any of its properties or business.

                  8.10 Maintenance of Records. Keep at all times books and records of account in accordance with GAAP in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of Borrower, and Borrower will provide adequate protection against loss or damage to such books of record and account.

                  8.11 Inspection of Books and Records. Allow any representative of Bank to visit and inspect the Mortgaged Properties, to examine its books of record and account and to discuss its affairs, finances and accounts with any of its officers, directors, employees and agents, all at such reasonable times and as often as Bank may request.

                  8.12 Existence and Qualification. Preserve and maintain its existence and good standing in the state of its incorporation and in each other jurisdiction in which qualification is required.

                  8.13 Hedging Agreement. Within one hundred twenty (120) days after the date hereof, enter into an Acceptable Hedging Agreement with a counterparty acceptable to Bank (a) covering at least 50% of the monthly production of all of Borrower's proved and producing oil properties, (b) for an average price greater than or equal to $16.50 per barrel (NYMEX), and (c) having a maturity of not less than twelve
         (12) months nor greater than eighteen (18) months.

                  8.14 Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other action as Bank may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (a) to cure any defects in the creation of the Loan
         Documents, or (ii) to evidence further or more fully describe the collateral intended as security, or (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security for the Obligations, or (v) to perfect, protect or preserve any liens pursuant to any of the Loan Documents, or (vi) for better assuring and confirming unto Bank all or any part of the security for such Obligations.

         9.0 Negative Covenants. Until full payment and performance of all Obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

                  9.1 Current Ratio. Permit at any fiscal quarter end the ratio of its Current Assets to Current Liabilities to be less than 1.0 to 1.0.

                  9.2 Tangible Net Worth. Permit as of any fiscal quarter end beginning with the fiscal quarter ending September 30, 1999, its Tangible Net Worth to be less than the sum of the following:

                           (a)      $22,000,000; plus

                           (b) 75% of Borrower's Net Income for which Net Income
                  is a positive number measured cumulatively for each fiscal quarter beginning with the fiscal quarter starting January 1, 1999; plus

                           (c) 100% of the net  proceeds of any  offering of any
                  equity securities consummated after the date hereof; plus

                           (d)  100%  of  any  capital   contributions  made  to
                  Borrower after the date hereof.

                  9.3 Minimum Interest Coverage Ratio. Permit at any fis-cal quarter end its Interest Coverage Ratio to be less than 2.75 to 1.0

                  9.4 Negative Pledge. Grant, suffer or permit, any con-tractual or noncontractual lien on or security interest in its assets, except for Permitted Liens.

                  9.5 Sale of Assets. Directly or indirectly sell, lease or otherwise dispose of, (by farmout or otherwise) any of its assets other than (a) sales of hydrocarbons in the ordinary course of business, and
         (b) any compulsory pooling or unitization ordered by a governmental body with jurisdiction over the Mineral Interests, and (c) other assets sold in the ordinary course of Borrower's business provided that such sales do not exceed $250,000 in the aggregate in any six (6) month period commencing on a Determination Date.

                  9.6 Sale or Discount of Receivables. Sell with recourse or discount, or sell for less than the greater of face or market value thereof, any of its accounts receivable.

                  9.7 Merger, Etc. Enter into any merger or consolidation, except that Borrower may merge with another entity if Borrower is the surviving entity in such merger and if, after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing.

                  9.8 Extensions of Credit. Make any loan or advance to any individual, partnership, corporation or other entity without consent of Bank, except (a) loans and intercompany adjustments between Borrower and its subsidiaries occurring in the ordinary course of business, and
         (b) advances made to employees of Borrower for the payment by them of items for which an expense report or voucher will be filed and which items will constitute ordinary and necessary business expenses of Borrower, and (c) loans to employees of Borrower which do not exceed $50,000 in the aggregate to all employees at any one time outstanding.

                  9.9 Borrowings. Create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or by way of stock purchase or capital contribution, direct or contingent, or otherwise) other than to Bank, except for (a) normal trade debts incurred in the ordinary course of Borrower's business; (b) existing indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement; (c) leases of personal property which are not "capital leases" under generally accepted accounting principles and for which the lessor's remedy for a breach by the lessee thereunder is limited to recovery of the item leased; and (d) indebtedness of Borrower secured by purchase-money liens and security interests which does not exceed $250,000 in the aggregate at any one time outstanding.

                  9.10 Dividends and Distributions. Declare or pay any dividends; or purchase, redeem, retire or otherwise acquire for full value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such, whether in cash, assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; provided that Borrower may make distributions to its shareholders of not more than $100,000 in the aggregate in any fiscal year for the purchase or redemption of its capital stock.

                  9.11 Principal Debt not to Exceed Commitment. Permit at any time the Principal Debt to exceed the Commitment then in effect.

                  9.12 Hedging Transactions. Enter into any Hedging Agree-ment, other than an Acceptable Hedging Agreement.

                  9.13  Investments.  Invest  in  (by  capital  contribution  or otherwise), or acquire or purchase or make any commitment to purchase the obligations or stock of, any entity, except (i) temporary investments in securities of the United States having maturities not in excess of one (1) year, (ii) certificates of deposit issued by Bank,
         (iii) readily marketable commercial paper rated "A-1" by Standard & Poor's Corporation (or similar rating by any similar organization which rates commercial paper), (iv) readily marketable direct obligations of any state of the United States of America or any political subdivision of any such state given on the date of such investment a credit rating of at least AA by Standard & Poor's Corporation due within one year from the acquisition thereof, (v) repurchase agreements with respect to the investments referred to in the preceding clauses with any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (vi) Eurodollar time accounts or Eurodollar certificates of deposit each with banker's acceptances of any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements) and having deposits that have received one of the two highest ratings obtainable from Standard & Poor's Corporation, (vii) Permitted Symskaya Investments, and (viii) such other investments as may be approved by Bank.

                  9.14 Change of Control of Borrower. Permit the change of control of Borrower. "Change of control" as used in the preceding sentence means (a) the acquisition of more than fifty percent (50%) of the outstanding voting stock of Borrower by any person or entity or group of persons or entities acting in concert, or (b) the acquisition of more than ten percent (10%) of the outstanding voting stock of Borrower by any person or entity or group of persons or entities acting in concert if at any time following such acquisition of ten percent (10%) or more of Borrower's outstanding voting stock more than fifty percent (50%) of the persons serving on the board of directors of Borrower are persons proposed directly or indirectly by the persons or entities or group of persons or entities acting in concert who have acquired such ten percent (10%) or more of Borrower's outstanding voting stock.

                  9.15 Change in Nature of Business. Conduct any business other than, or make any material change in the nature of, its business as carried on as of the date hereof.

                  9.16 Arm's Length Transactions. Enter into a transaction with any affiliate, except a transaction upon terms that are not less favorable to it than would be obtained in a transaction negotiated at arm's length with an unrelated third party.

         10.0 Representations and Warranties. Borrower hereby represents and warrants to Bank as follows:

                  10.1 No Liens. Borrower has good and defensible title to all of the Mineral Interests in and to the oil and gas leases which constitute the Mortgaged Properties, and none of such Mineral Interests are subject to any security interest, mortgage, deed of trust, pledge, lien, title retention document or encumbrance of any character, except for Permitted Liens.

                  10.2 Gas Imbalances.  Except for those imbalances set forth on
         Schedule 10.2 and other imbalances and prepayments which individually and in the aggregate are not material, there are no gas imbalances, take or pay or other prepayments with respect to any of the leases described in the Oil and Gas Mortgages for which Borrower is the operator which would require the delivery of hydrocarbons produced from such leases at some time in the future without then or thereafter receiving full payment therefor.

                  10.3 Concerning the Mortgaged Properties. The Mortgaged Properties are described in and covered by the engineering reports which have previously been delivered to and relied upon by Bank in connection with this Agreement, and Borrower owns at least the decimal percentage Mineral Interests in such properties as are specified in such engineering reports. The Mortgaged Properties represent not less than 90% of the Engineered Value of all of Borrower's oil and gas properties. "Engineered Value" as used in the preceding sentence means future net revenues discounted at the discount rate being used by the Bank as of the date of any such determination utilizing the pricing parameters used in the most recent Reserve Report furnished Bank pursuant hereto.

                  10.4 Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date or dates thereof, and there have been no material adverse changes in Borrower's financial condition or operation since the date or dates thereof.

                  10.5 Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Colorado and has the power and authority to own its property and to carry on its business in Texas and in each other jurisdiction in which Borrower does business.

                  10.6 Authority. Borrower has full power and authority to execute, deliver and perform the Loan Documents and to incur and perform the obligations provided for therein. No consent or approval of any public authority or other third party is required as a condition to the validity or performance of any Loan Document.

                  10.7 Binding Agreements. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms, except (a) as may otherwise be limited by the foreclosure laws of the various jurisdictions where the Mortgaged Properties are located, and
         (b) with respect to various provisions in the Loan Documents which purport to indemnify a person or entity from the consequences of his or its negligence, and (c) as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

                  10.8 Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except (a) as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement, or (b) for those matters where the amount in controversy does not exceed $100,000.

                  10.9 No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting any property of Borrower, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

                  10.10 Taxes. All taxes and assessments due and payable by Borrower has been paid or are being Contested in Good Faith, and the Borrower has filed all tax returns which it is required to file.

                  10.11 Accuracy of Information. To the best of Borrower's knowledge, all factual information furnished to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

                  10.12 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; and Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans.

                  10.13 Environmental. The conduct of Borrower's business operations and the condition of Borrower's properties operated or managed by Borrower does not and will not, and to the knowledge of Borrower the condition of Borrower's properties which are operated or managed by others does not and will not, violate any federal laws, rules or ordinances for environmental protection, or regulations of the Environmental Protection Agency, or any applicable local or state law, rule, regulation or rule of common law, or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

                  10.14 Year 2000 Compliance. Borrower has made inquiry of its own business and of each business entity in which Borrower holds a material interest with respect to the "Year 2000 Problem" (that is, the risk that computer applications may not be able to perform properly date- sensitive functions after December 31, 1999). Based on this inquiry, Borrower does not believe that the Year 2000 Problem will cause it or any business entity in which it holds a material interest to suffer a material adverse change in its business condition (financial or otherwise), operations, properties or prospects or affect its ability to repay the Obligations. For purposes of this section, a business entity in which a Borrower holds a "material interest" means any business entity that is of material importance to the financial well-being of such Borrower.

                  10.15 Compliance With Laws. Borrower is in compliance in all material respects with all applicable laws to which Borrower, or any of its assets or properties, are subject, provided that this warranty is made to Borrower's knowledge with respect to its assets or properties which are operated or managed by others.

                  10.16 Not a Utility. Borrower is not engaged in the State of Texas in the (i) generation, transmission, or distribution and sale of electric power, (ii) transportation, distribution and sale through a local distribution system of natural or other gas for domestic, commercial, industrial, or other use, (iii) provision of telephone or telegraph service to others, (iv) production, transmission, or distribution and sale of steam or water, (v) operation of a railroad, or (vi) provision of sewer service to others.

                  10.17 Public Utility Holding Company Act. Borrower is not a "holding company," or "subsidiary company" of a "holding company," or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Act of 1935, as amended.

                  10.18 Subsidiaries. Borrower has no subsidiaries other than Symskaya Exploration, Inc.

                  10.19 Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future Loan and in all instances shall be true and correct.

         11.0 Default. Any of the following shall constitute events of default (each an "Event of Default"):

                  11.1 Nonpayment. (a) Borrower shall default in the due and punctual payment of any principal or interest of the Note when due and payable, whether at maturity or otherwise, or (b) Borrower shall default in the due and punctual payment of any of the other Obligations when due and payable.

                  11.2 Representations and Warranties. Any representation, warranty or statement made by Borrower herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of Borrower and furnished pursuant to any provision of the Loan Documents shall be breached, or shall be materially false, incorrect or incomplete when made.

                  11.3 Default in Covenants Under Agreement. (a) Borrower shall default in the due performance or observance by it of any term, covenant or agreement set forth in any of the No Cure Period Covenants; or, (b) Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement other than those specified in the No Cure Period Covenants, and such default continues unremedied for a period of thirty (30) days after notice thereof from Bank or Bank is notified of such default or should have been so notified pursuant to the provisions of Section 8.2 hereof, whichever is earlier.

                  11.4 Default in Other Loan Documents. Borrower shall default in the due performance of or observance of any term, covenant or agreement on such person's part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

                  11.5 Default in Other Debt. An event of default shall occur under the provisions of any instrument (other than the Loan Documents) evidencing indebtedness of Borrower for the payment of borrowed money or of any agreement relating thereto (including capital leases), the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due and payable prior to its stated maturity (whether or not the holder actually exercises such option).

                  11.6 Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby; provided that it shall not be an Event of Default under this Section 11.6 if a court determines that a particular Loan Document is not enforceable as a matter of law.

                  11.7 Bankruptcy. Borrower shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning Borrower under any chapter of the United States Bankruptcy Code; or any involuntary case shall be commenced against Borrower under the United States Bankruptcy Code; or Borrower shall become insolvent (howsoever such insolvency may be evidenced).

                  11.8 Judgments and Decrees. Borrower shall suffer a final judgment for the payment of money and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against Borrower decreeing the dissolution or split up of such entity and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

                  11.9 ERISA. Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under ERISA and the regulations promulgated thereunder:

                           (a)      any Reportable Event shall occur;

                           (b)   complete   or  partial   withdrawal   from  any
                  Multiemployer Plan shall take place;

                           (c)      any Prohibited Transaction shall occur;

                           (d) a notice of intent to  terminate  a Plan shall be
                  filed, or a Plan shall be terminated; or

                           (e)   circumstances   shall  exist  which  constitute
                  grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings;

         and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty or other liability which in the aggregate may exceed $250,000.

                  11.10 Hedging Agreement. The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Hedging Agreement between Borrower and Bank.

                  11.11 Change in Executive Management. Paul M. Dougan shall for any reason cease being the President and Chief Executive Officer of Borrower, and a successor or successors acceptable to Bank are not appointed within ninety (90) days thereof.

         12.0 Remedies.  Upon the occurrence of an Event of Default described in
Section 11.7 hereof, the entire principal of and accrued interest on the Note shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. In the event that any other Event of Default occur and be continuing, Bank may, without demand or notice of its election terminate its obligation to make further Loans hereunder and/or declare the entire unpaid balance of the Note and all other indebtedness of Borrower to Bank, or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on such Note and other indebtedness shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any Event of Default, Bank may (a) exercise any and all rights under or pursuant to any of the Loan Documents, (b) exercise any and all rights afforded to Bank by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Bank may deem appropriate, and (c) terminate the Commitment.

         13.0 Notices. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing (including telegraphic, telex and facsimile transmission) delivered to the other party at the addresses set forth on the first page of this Agreement or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made (whether actually received or not) (a) if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid, and (b) if sent by any other means, upon delivery. Unless otherwise changed by notice given pursuant to this Section, the facsimile transmission number for Borrower shall be (801) 521- 3534, and the facsimile transmission number for Bank shall be (214) 290-2332.

         14.0 Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with (a) the syndication, negotiation, preparation and delivery of this Agreement and each of the Loan Documents, and all other costs and attorneys' fees incurred by Bank for which Borrower is obligated to pay in accordance with the terms of the Loan Documents, and (b) any modifications of or consents or waivers under or amendments to or interpretations of this Agreement, the Note, or the other Loan Documents. Borrower further agrees to pay on demand all costs and expenses of Bank, if any (including without limitation reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents. Borrower further agrees to indemnify Bank and its employees and agents, from and hold them harmless against any and all losses, liabilities, claims, damages or expenses which any of them suffers or incurs as a result of Bank's entering into this Agreement and the Loan Documents, or the consummation of the transactions contemplated by this Agreement and the Loan Documents, or the use or contemplated use of the proceeds of the Loan, or due to a release or alleged release of Hazardous Materials, including, without limitation, the fees and disbursements of counsel incurred in connection with any litigation, arbitration or other proceeding arising out of or by reason of any of the aforesaid. IT IS THE INTENTION OF THE PARTIES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF AN INDEMNIFIED PARTY. No such indemnified party, however, shall be entitled to be indemnified for its or his own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnities shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors, or by an indemnified party and whether or not the transactions hereby are consummated. Borrower shall defend any claim for which an indemnified party is entitled to seek indemnity pursuant to the preceding sentence, and the indemnified party shall cooperate with the defense. The indemnified party may have separate counsel, and Borrower will pay the expenses and reasonable fees of such separate counsel if either counsel for Borrower or counsel for the indemnified party shall advise the indemnified party that the interests of both Borrower and the indemnified party with respect to such claim are or with reasonable certainty will become adverse. The agreements and obligations of Borrower contained in this Section shall survive payment in full of the Obligations.

         15.0 Miscellaneous. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

                  15.1 Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

                  15.2 Choice of Law and Venue. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS AND SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS. The parties hereto irrevocably submit themselves to the jurisdiction of any Texas state court or any United States court located in the state of Texas (or any court having jurisdiction over appeals from any such court) in any proceeding between or among them arising out of or in any way relating to this Agreement or the Loan Documents whether arising in contract, tort or otherwise. Any suit, action or proceeding may be brought in the courts of the State of Texas, County of Dallas, or in the United States District Court for the Northern District of Texas, Dallas Division. All parties hereto irrevocably consent to the service of process in any suit, action or proceeding in said court by the mailing thereof, by registered or certified mail, postage prepaid, to its address for notices set forth in this Agreement. Service shall be deemed effective five (5) days after such mailing. If requested to do so by any party, each party hereto agrees to waive service of process and to execute any and all documents necessary to implement such waiver in accordance with the Texas Rules of Civil Procedure. All parties hereto irrevocably waive any objections which any may now or hereafter have (including any based on the grounds of forum non conveniens) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents brought in the courts located in the State of Texas, County of Dallas. Nothing herein impairs the right to bring proceedings in the courts of any other jurisdiction or to effect service of process in any other manner permitted.

                  (b) The parties recognize that courts outside of Dallas County, Texas, may also have jurisdiction over suits, actions or proceedings arising out of this Agreement and the Loan Documents. Except for proceedings brought by Bank in those jurisdictions where the Mortgaged Properties are located, in the event any party shall institute a proceeding involving this Agreement or the Loan Documents in a jurisdiction outside Dallas County, Texas, the party instituting such litigation shall indemnify the other parties for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as the result of litigating in another jurisdiction, such as the expenses and reasonable fees of local counsel and travel and lodging expenses of the indemnified parties, its witnesses, experts and support personnel.

                  15.3 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

                  15.4 Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

                  15.5 Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

                  15.6 Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the initial Loan and shall continue in full force and effect so long as the Obligations are outstanding or the Commitment has not expired.

                  15.7 Accounting Terms. Unless specified elsewhere herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements to be delivered hereunder shall be prepared in accordance with GAAP.

                  15.8 Environmental. Borrower shall immediately notify Bank of any remedial action of a material nature taken by Borrower under environmental laws with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and audit. Borrower shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefore.

         16.0 Agreement Controlling. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control. This Agreement replaces and supersedes in its entirety that certain commitment letter between the parties dated as of June 21, 1999 (accepted by Borrower on June 22, 1999).

         17.0 Notice of Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         18.0 Waiver of Jury Trial. BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



         EQUITY OIL COMPANY



By   /s/ Paul M. Dougan
      Paul M. Dougan
      President



         BANK ONE, TEXAS, N.A.



By  /s/ Reed V. Thompson
     Reed V. Thompson
     Vice President